Exhibit 99.1

Ur-Energy Releases 2016 Year End Results

Littleton, Colorado (PR Newswire – March 3, 2017) Ur-Energy Inc. (NYSE MKT:URG TSX:URE) (“Ur-Energy” or the “Company”) has filed the Company’s Annual Report on Form 10-K, Consolidated Financial Statements, and Management’s Discussion & Analysis, all for the year ended December 31, 2016, with the U.S. Securities and Exchange Commission on EDGAR at www.sec.gov/edgar.shtml and with Canadian securities authorities on SEDAR at www.sedar.com. These filings also may be accessed on the Company’s website at www.ur-energy.com. Shareholders of the Company may receive a hard copy of the consolidated financial statements, free of charge, upon request to the Company.

Ur-Energy CEO, Jeff Klenda provided the following on the Company’s 2016 performance: “In a year which ended with difficult market conditions, our company distinguished itself by routinely meeting production expectations and providing consistent cash flow from operations. Our first mine unit at Lost Creek continues to outperform original expectations delivering its two millionth drummed pound to the convertor allowing us to continue filling our long term sales commitments.”

Financial Results

The Company ended the year with a cash and cash equivalents balance of $1.6 million. We recognized a gross profit of $11.5 million on sales of $27.3 million during 2016. The gross profit from uranium sales was $6.3 million in 2016, which represents a gross profit margin of approximately 29%. The Company realized an average price per pound sold of $39.49, as compared to $45.20 in 2015. The decrease was primarily due to lower priced spot sales made in 2016. Our cash cost per pound sold for the year was $17.15 while our total cost per pound sold was $28.20. Respectively, this compares to $16.27 and $29.53 in 2015. During 2016, we assigned two contract deliveries totaling 200,000 pounds of U3O8 to a third-party trader. The deliveries were made during the year and we recognized $5.1 million in sales from those contracts.

We recorded $0.3 million income from operations after deducting total operating expenses of $11.2 million, which includes exploration and evaluation expenses, development expenses and general and administrative expenses. After recording interest and other expenses, the net loss before income taxes for the year was $3.0 million, as compared to $4.1 million in 2015. As at March 2, 2017, our unrestricted cash position was $11.3 million.

Lost Creek Operations

During 2016, the Company began the year with 662,000 pounds under contract at an average price of $47.58 per pound. Two, 100,000-pound, contract deliveries were assigned to a third party for cash proceeds of $5.1 million in response to unexpected delivery date changes by a customer. After the assignments, we delivered 462,000 pounds from production into the remaining contracts at an average price of $41.38 per pound. In addition, we sold 100,000 pounds into the spot market at an average price of $30.75 per pound. In total, we sold 562,000 pounds from production at an average price of $39.49 per pound.

During 2016, 538,004 pounds of U3O8 were captured within the Lost Creek plant. 561,094 pounds were packaged in drums and 579,179 pounds of drummed inventory were shipped to the conversion facility. The cash cost per pound and non-cash cost per pound for produced uranium presented in the following Production Costs and U3O8 Sales and Cost of Sales tables are non-US GAAP measures. These measures do not have a standardized meaning within US GAAP or a defined basis of calculation. Reconciliations of these measures to the US GAAP compliant financial statements follow the Production Costs and U3O8 Sales and Cost of Sales tables.

Production figures for the Lost Creek Project are as follows:

Production and Production Costs	Unit	2016 Q4	2016 Q3	2016 Q2	2016 Q1	2016

Pounds captured	lb	103,558	141,774	133,341	159,331	538,004
Ad valorem and severance tax	$000	$247	$552	$304	$420	$1,523
Wellfield cash cost (1)	$000	$864	$858	$846	$1,013	$3,581
Wellfield non-cash cost (2)	$000	$777	$778	$778	$731	$3,064
Ad valorem and severance tax per pound captured	$/lb	$2.39	$3.89	$2.28	$2.64	$2.83
Cash cost per pound captured	$/lb	$8.34	$6.05	$6.34	$6.36	$6.66
Non-cash cost per pound captured	$/lb	$7.50	$5.49	$5.83	$4.59	$5.70

Pounds drummed	lb	111,049	145,893	130,308	173,844	561,094
Plant cash cost (3)	$000	$1,336	$1,564	$1,505	$1,696	$6,101
Plant non-cash cost (2)	$000	$493	$494	$494	$497	$1,978
Cash cost per pound drummed	$/lb	$12.03	$10.72	$11.55	$9.76	$10.87
Non-cash cost per pound drummed	$/lb	$4.44	$3.39	$3.79	$2.86	$3.53

Pounds shipped to conversion facility	lb	98,775	149,540	148,714	182,150	579,179
Distribution cash cost (4)	$000	$68	$86	$123	$88	$365
Cash cost per pound shipped	$/lb	$0.69	$0.58	$0.83	$0.48	$0.63

Notes:

1) Wellfield cash costs include all wellfield operating costs. Wellfield construction and development costs, which include wellfield drilling, header houses, pipelines, power lines, roads, fences and disposal wells, are treated as development expense and are not included in wellfield operating costs.

2) Non-cash costs include the amortization of the investment in the mineral property acquisition costs and the depreciation of plant equipment, and the depreciation of their related asset retirement obligation costs. The expenses are calculated on a straight line basis so the expenses are typically constant for each quarter. The cost per pound from these costs will therefore typically vary based on production levels only.

3) Plant cash costs include all plant operating costs and site overhead costs.

4) Distribution cash costs include all shipping costs and costs charged by the conversion facility for weighing, sampling, assaying and storing the U3O8 prior to sale.

Production costs have remained fairly consistent over the past four quarters while the production costs per pound generally increased during the year. In total, wellfield, plant and distribution cash costs were very consistent quarter on quarter during 2016. The respective cash costs per pound increased overall during the year and the increases were primarily driven by decreasing levels of production.

U3O8 Sales and Cost of Sales

Sales and cost of sales figures for the Lost Creek Project are presented in the following table:

Sales and cost of sales	Unit	2016 Q4	2016 Q3	2016 Q2	2016 Q1	2016

Pounds sold	lb	100,000	200,000	187,000	75,000	562,000
U3O8 sales	$000	$3,270	$9,471	$6,741	$2,709	$22,191
Average contract price	$/lb	$32.70	$47.36	$39.35	$39.35	$41.38
Average spot price	$/lb	$-	$-	$27.00	$34.50	$30.75
Average price per pound sold	$/lb	$32.70	$47.36	$36.05	$36.12	$39.49

U3O8 cost of sales (1)	$000	$3,082	$5,818	$5,094	$1,855	$15,849
Ad valorem and severance tax cost per pound sold	$/lb	$2.98	$3.09	$2.65	$2.61	$2.86
Cash cost per pound sold	$/lb	$18.27	$17.50	$16.88	$15.41	$17.15
Non-cash cost per pound sold	$/lb	$9.57	$8.50	$7.71	$6.71	$8.19
Average cost per pound sold	$/lb	$30.82	$29.09	$27.24	$24.73	$28.20

U3O8 gross profit	$000	$188	$3,653	$1,647	$854	$6,342
Gross profit per pound sold	$/lb	$1.88	$18.27	$8.81	$11.39	$11.29
Gross profit margin	%	5.7%	38.6%	24.4%	31.5%	28.6%

Ending Inventory Balances
Pounds
In-process inventory	lb	29,891	57,647	62,028	71,602
Plant inventory	lb	12,274	-	3,654	22,062
Conversion facility inventory	lb	84,689	84,808	135,723	173,178
Total inventory	lb	126,854	142,455	201,405	266,842

Total cost
In-process inventory	$000	$897	$866	$929	$977
Plant inventory	$000	$461	$-	$115	$569
Conversion facility inventory	$000	$2,751	$2,539	$3,846	$4,388
Total inventory	$000	$4,109	$3,405	$4,890	$5,934

Cost per pound
In-process inventory	$/lb	$30.01	$15.02	$14.98	$13.64
Plant inventory	$/lb	$37.56	$-	$31.47	$25.79
Conversion facility inventory	$/lb	$32.48	$29.94	$28.32	$25.34

Notes:

[1]	Costs of sales include all production costs (notes 1, 2, 3 and 4 in the previous Production and Production Costs table) adjusted for changes in inventory values.

U3O8 sales in 2016 Q4 were based on selling 100,000 pounds at an average price per pound of $32.70. The sale was in to one of our lower-priced contracts for the year. For the year, we sold 562,000 pounds at an average price per pound of $39.49 for total uranium sales of $22.2 million. Total 2016 contract deliveries were 662,000 pounds at an average price per pound of $47.58. As discussed above, two, 100,000 pound, contracts at $62 per pound were assigned to a third party for net cash proceeds of $5.1 million. Additionally, we recognized $20 thousand of disposal fees at the Shirley Basin Project. This resulted in total sales of $27.3 million as reported in the financial statements.

At the end of the year, we had approximately 84,689 pounds of U3O8 at the conversion facility at an average cost per pound of $32.48. The increase from the previous year’s $25.23 is mainly due to reduced production levels accounting for a greater unit cost in both the cash and non-cash categories.

The following table shows the average cost per pound of the conversion facility pounds.

Ending Conversion Facility Inventory Cost Per Pound Summary	Unit	2016	2015

Ad valorem and severance tax cost per pound	$/lb	$2.72	2.66
Cash cost per pound	$/lb	$19.44	15.39
Non-cash cost per pound	$/lb	$10.32	7.18
Total cost per pound	$/lb	$32.48	25.23

US GAAP Reconciliations

Cash costs, non-cash costs and per pound calculations are non-US GAAP measures we use to assess business performance. To facilitate a better understanding of these measures, the tables below present a reconciliation of these measures to the financial results as presented in our financial statements.

Average Price Per Pound Sold Reconciliation	Unit	2016 Q4	2016 Q3	2016 Q2	2016 Q1	2016

Sales per financial statements	$000	$5,776	$12,068	$6,747	$2,714	$27,305
Less disposal fees	$000	$(9)	$(9)	$(6)	$(5)	$(29)
Less revenue from sale of deliveries under contract	$000	$(2,497)	$(2,588)	$-	$-	$(5,085)
U3O8 sales	$000	$3,270	$9,471	$6,741	$2,709	$22,191

Total pounds sold	lb	100,000	200,000	187,000	75,000	562,000

Average price per pound sold	$/lb	$32.70	$47.36	$36.05	$36.12	$39.49

Total Cost Per Pound Sold Reconciliation [1]	Unit	2016 Q4	2016 Q3	2016 Q2	2016 Q1	2016

Ad valorem & severance taxes	$000	$247	$552	$304	$420	$1,523
Wellfield costs	$000	$1,641	$1,636	$1,624	$1,744	$6,645
Plant and site costs	$000	$1,829	$2,059	$1,998	$2,193	$8,079
Distribution costs	$000	$68	$86	$123	$88	$365
Inventory change	$000	$(704)	$1,485	$1,045	$(2,590)	$(764)
Total cost of sales	$000	$3,081	$5,818	$5,094	$1,855	$15,848

Total pounds sold	lb	100,000	200,000	187,000	75,000	562,000

Total average cost per pound sold	$/lb	$30.82	$29.09	$27.24	$24.73	$28.20

[1]	The cost per pound sold reflects both cash and non-cash costs, which are combined as cost of sales in the statement of operations included in this filing. The cash and non-cash cost components are identified in the above production cost table.

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

The following table summarizes the results of operations for the years ended December 31, 2016 and 2015 (in thousands of U.S. dollars):

	Year ended December 31,
	2016	2015
	$	$

Sales	27,305	41,877
Cost of sales	(15,848)	(29,292)
Gross profit	11,457	12,585
Exploration and evaluation expense	(2,964)	(2,853)
Development expense	(2,886)	(5,358)
General and administrative expense	(4,740)	(5,715)
Accretion expense	(534)	(515)
Write-off of mineral properties	(62)	-
Net profit (loss) from operations	271	(1,856)
Interest expense (net)	(1,977)	(2,557)
Warrant mark to market gain	36	307
Loss from equity investment	(5)	(8)
Write-off of equity investments	(1,089)	-
Foreign exchange loss	(278)	(1)
Other income	15	5
Loss before income taxes	(3,027)	(4,110)
Income tax recovery (net)	17	3,315
Net loss	(3,010)	(795)

Loss per share – basic and diluted	(0.02)	(0.01)

Revenue per pound sold	39.49	45.20

Total cost per pound sold	28.20	31.67

Gross profit per pound sold	11.29	13.53

Guidance for 2017

In 2016, the average spot price per pound of U3O8, as reported by Ux Consulting Company, LLC and TradeTech, LLC, decreased approximately 47% to about $18.00 per pound in November. As a result, we deliberately reduced costs and slowed development activities at MU2, and focused on enhancing production efficiencies from our operating MU1 header houses.

Thus far in 2017, the average spot price per pound of U3O8 increased to about $26.50, but subsequently decreased to $23.00 as of February 27, indicating the fundamentals of market pricing have not changed sufficiently to warrant the accelerated development of MU2. In response, we will instead develop MU2 at a controlled rate, which will allow us to produce at a level that will satisfy a portion of our sales contracts.

In addition, we will further reduce costs by implementing a limited reduction in force, which will serve to further streamline our operations. The reduction in force affects personnel in all three company locations and is primarily focused on those departments not directly related to production. It is expected to reduce our labor costs by approximately $0.8 million per year.

In 2017, we have 600,000 pounds of U3O8 under contract at an average price of approximately $51 per pound. We expect 2017 production from MU1 and MU2 to be between 250,000 and 300,000 pounds. We have taken advantage of the low prices at the end of 2016 and in early 2017 to enter into purchase agreements for 410,000 pounds at an average cost of $22 per pound. We have already delivered a portion of these pounds and can readily deliver the remaining pounds from our current inventory and anticipated production.

Together, these actions will give the Company the additional flexibility necessary to quickly react to changing market conditions and accelerate the further development of MU2 when warranted.

We are not forecasting any spot sales at this time, although we may choose to do so if market conditions improve. We estimate the cost per pound sold from inventory will be higher in 2017 because we are producing at lower rates, which will lead to a higher cost per pound sold from production. This will continue to be the case until MU2 becomes operational and production rates increase again. We expect our average gross profit in 2017 to be between $13 and $15 million, which represents a gross profit margin of between 45% and 50%. On a cash basis, we expect our gross profit margin to be between 50% and 55%.

Operating costs in 2017 are expected to be higher than 2016 because of the controlled development of MU2, which is expected to result in the first three header houses of MU2 becoming operational in the second half of the year. Other costs including capital expenditures and loan repayments will be similar to 2016, with the exception of the RMB loan facility, which was paid off in December 2016.

As at March 2, 2017, our unrestricted cash position was $11.3 million. Given our current cash resources, contracted sales positions and expected margins, we do not anticipate the need for additional funding in the near term unless it is advantageous to do so.

As discussed above, the Company has contractual sales commitments of 600,000 pounds during 2017, at an average price of approximately $51 per pound. We have established the schedule for those commitments and determined that an effective model for dealing with the current pricing environment is to maximize production from our fully operational first mine unit, and to begin production from the first three header houses of our second mine unit, which have already been partially developed. This operating strategy for Lost Creek, coupled with cost effective purchases of uranium from the market, will allow us to control costs, minimize development expenditures and maximize cash flow.

About Ur-Energy

Ur-Energy is a junior uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. The Lost Creek processing facility has a two million pounds per year nameplate capacity. The Company has begun to submit applications for permits and licenses to operate Shirley Basin. Ur-Energy is engaged in uranium mining, recovery and processing activities, including the acquisition, exploration, development and operation of uranium mineral properties in the United States. Shares of Ur-Energy trade on the NYSE MKT under the symbol “URG” and on the Toronto Stock Exchange under the symbol “URE.” All currency figures in this announcement are in US dollars unless otherwise stated. Ur-Energy’s corporate office is located in Littleton, Colorado; its registered office is in Ottawa, Ontario. Ur-Energy’s website is www.ur-energy.com.

FOR FURTHER INFORMATION, PLEASE CONTACT

Jeffrey Klenda, Chair & CEO

866-981-4588

Jeff.Klenda@ur-energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., results of production and continued maintenance of steady state operations at the Lost Creek facility; ability to meet production targets and to timely deliver into existing contractual obligations; ability to deliver into spot sales as the market conditions warrant) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of ore which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; changes in exchange rates; fluctuations in commodity prices; delays in development and other factors described in the public filings made by the Company at www.sedar.com and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.